UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) December 4, 2000


                            SARA LEE CORPORATION
              ------------------------------------------------
             (Exact name of registrant as specified in charter)


    MARYLAND                       1-3344                  36-2089049
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 (State or other jurisdiction   (Commission             (I.R.S. Employer
  of incorporation)              File Number)           Identification Number)


    Suite 4600, Three First National Plaza, Chicago, Illinois 60602-4260
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            (Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code: 312/726-2600
                                                         -------------



Item 2.  Acquisition or Disposition of Assets.

         On December 4, 2000, Sara Lee Corporation (the "Company") completed the sale of all of the outstanding common stock of PYA/Monarch, Inc., a Maryland corporation ("PYA"), to JP Foodservice Distributors, Inc., a Delaware corporation ("JP") and a wholly-owned subsidiary of Koninklijke Ahold N.V. ("Ahold"). The gross proceeds from the sale were approximately $1.56 billion in cash. JP was successor to US Foodservice (also a wholly-owned subsidiary of Ahold) under the purchase agreement providing for the transaction. As part of the sale, the Company also sold all of the outstanding common stock of each of D.Canale Food Services, Inc., a Tennessee corporation, Kesterson Companies, Inc., a Tennessee corporation, and Kesterson Food Company, Inc. a Tennessee corporation, which were wholly-owned subsidiaries of the Company in the same business as PYA.

         In connection with the transaction, the Company entered into a multi-year supply agreement between the Company's U.S. food and beverage manufacturing operations and Ahold's U.S. foodservice operations. Ahold is a major customer of the Company's U.S. food and beverage manufacturing operations.

         The Company presently intends to use the net proceeds of the sale to fund repurchases of its outstanding common stock, to repay outstanding indebtedness and for general corporate purposes, including possible future acquisitions.

         Forward-Looking Statements: This report contains certain forward-looking statements concerning the Company's use of the sales proceeds. These forward-looking statements are based on currently available financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.


                                 SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SARA LEE CORPORATION
                                      (Registrant)


December 19, 2000                     /s/ Wayne R. Szypulski
                                      ---------------------------
                                      Wayne R. Szypulski
                                      Vice President - Controller